Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

HOLCIM LTD

and

AMRIZE LTD

Dated as of [●], 2025

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Definitions	3

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1	Allocation of Tax Liabilities.	10
2.2	Employment Taxes	10
2.3	Tax Refunds	10
2.4	Tax Benefits	11
2.5	Prior Agreements	11

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1	Holcim’s Responsibility	11
3.2	SpinCo’s Responsibility	12
3.3	Right To Review Tax Returns	12
3.4	Cooperation	12
3.5	Tax Reporting Practices	13
3.6	Reporting of the Transactions	13
3.7	Payment of Taxes	13
3.8	Amended Returns and Carrybacks	13
3.9	Tax Attributes	14
ARTICLE IV

INTENDED TAX TREATMENT OF THE TRANSACTIONS

4.1	Representations and Warranties	14
4.2	Certain Restrictions Relating to the Intended Tax Treatment of the Transactions	15

ARTICLE V

INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	18
5.2	Indemnification Payments	19

i

5.3	Payment Mechanics	19
5.4	Treatment of Payments	19

ARTICLE VI

TAX CONTESTS

6.1	Notice	20
6.2	Joint Returns	20
6.3	Separate Returns	20
6.4	Inter-Party Payment	21
6.5	Obligation of Continued Notice	21
6.6	Tax Contest Cooperation Rights	21

ARTICLE VII

COOPERATION

7.1	General	22

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	23
8.2	Access to Tax Records	23
ARTICLE IX

DISPUTE RESOLUTION

9.1	Dispute Resolution	24

ARTICLE X

MISCELLANEOUS

10.1	Survival	24
10.2	Notices	24
10.3	Waiver	25
10.4	Modification or Amendment	25
10.5	No Assignment; Binding Effect	25
10.6	Termination	25
10.7	Payment Terms	26
10.8	No Set-Off	26
10.9	No Circumvention	26
10.10	Subsidiaries	26
10.11	Third Party Beneficiaries	26

ii

10.12	Titles and Headings	26
10.13	Exhibits and Schedules	27
10.14	Governing Law	27
10.15	Specific Performance	27
10.16	Severability	27
10.17	Construction	27
10.18	Authorization	27
10.19	No Duplication; No Double Recovery	27
10.20	No Reliance on Other Party	28
10.21	Complete Agreement	28
10.22	Counterparts	28

EXHIBIT(S)
Exhibit A	ATOB Entities

SCHEDULE(S)
Schedule 2.1(a)(v)	Holcim Taxes
Schedule 2.1(b)(v)	SpinCo Taxes
Schedule 3.6	Certain Tax Reporting

iii

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of [●], 2025, by and between Holcim Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-100.136.893 and its registered office at Grafenauweg 10, 6300 Zug (“Holcim”), and Amrize Ltd, a corporation (Aktiengesellschaft) incorporated in the Canton of Zug, Switzerland with enterprise identification number (UID) CHE-238.689.758 and its registered office at Grafenauweg 8, 6300 Zug (“SpinCo”) (each a “Party” and together, the “Parties”). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, Holcim, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the SpinCo Business;

WHEREAS, the Board of Directors of Holcim (the “Holcim Board”) has determined that it is advisable and in the best interests of Holcim to separate Holcim into two separate, independent, publicly traded companies: (i) one comprising the Holcim Business, which shall continue to be owned and conducted, directly or indirectly, by Holcim, which will continue to be owned by the existing holders of ordinary shares of Holcim (the “Holcim Shares”), and (ii) one comprising the SpinCo Business, which shall be owned and conducted directly or indirectly by SpinCo, ordinary shares of which are intended to be distributed on a pro rata basis to existing holders of Holcim Shares (other than members of the Holcim Group who hold Holcim Shares in treasury or otherwise), with the balance of ordinary shares of SpinCo to be contributed to SpinCo prior to the Distribution (as defined below);

WHEREAS, in furtherance of the foregoing, the Holcim Board has determined that it is advisable and in the best interests of Holcim: (i) for Holcim and its Subsidiaries to enter into a series of transactions whereby Holcim and its Subsidiaries will be reorganized such that (A) Holcim and/or one or more other members of the Holcim Group will own all of the Holcim Assets and assume (or retain) all of the Holcim Liabilities, and (B) SpinCo and/or one or more other members of the SpinCo Group will own all of the SpinCo Assets and assume (or retain) all of the SpinCo Liabilities (the transactions referred to in this clause (i) being referred to herein as the “Separation”); and (ii) thereafter, for Holcim to (x) distribute to the existing holders of Holcim Shares (other than members of the Holcim Group who hold Holcim Shares in treasury or otherwise) as of the close of business on the Cum-Dividend Date, on a pro rata basis and based on the distribution ratio determined by the Holcim Board, a number of ordinary shares of SpinCo (“SpinCo Shares”) (such transactions described in this clause (ii)(x), the “Distribution”), and (y) contribute the balance of SpinCo Shares to SpinCo as of the Effective Time, to be held by SpinCo as treasury shares (such transactions described in this clause (ii)(y), the “SpinCo Share Contribution”), such that no member of the Holcim Group will continue to own any SpinCo Shares following the Distribution;

WHEREAS, the holders of Holcim Shares have further resolved, on the terms contemplated by the Separation Agreement, that Holcim shall effect the Distribution by means of a distribution of an extraordinary dividend of the SpinCo Shares to holders of Holcim Shares in accordance with the terms and conditions thereby;

WHEREAS, in furtherance of the foregoing, the holders of a majority of Holcim Shares represented at the annual general meeting of Holcim held at 9:00 a.m., Zurich time, on May 14, 2025 at Bossard Arena, General-Guisan-Strasse 4, 6300 Zug, Switzerland (the “Holcim AGM”) approved, among other things, the Distribution and certain related matters necessary to declare and effectuate the Distribution in accordance with Swiss Law (such approval, the “Shareholder Approval”);

WHEREAS, SpinCo has not engaged in activities except those in connection with the transactions contemplated by the Internal Reorganization Steps Plan, the consummation of the transactions contemplated by this Agreement and those activities necessary in connection with its standup as an independent company (including activities with respect to the SpinCo Financing Arrangements, the SIX listing and the transactions contemplated by this Agreement);

WHEREAS, the Board of Directors of SpinCo has determined that it is advisable and in the best interests of SpinCo to effectuate the transactions contemplated by the Separation and Internal Reorganization Steps Plan;

WHEREAS, the Parties intend that the Distribution, together with certain internal reorganization transactions undertaken in anticipation of the Distribution, generally will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 361 and 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code to the extent relevant for these transactions;

WHEREAS, the Parties intend that the contribution by Holcim of the SpinCo Assets to the SpinCo Group as well as the Distribution, together with certain internal reorganization transactions undertaken as part of the Separation, be generally recognized and treated as a tax neutral restructuring for Swiss tax purposes;

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the relationship of SpinCo and Holcim and their respective Groups;

WHEREAS, certain members of the Holcim Group, on the one hand, and certain members of the SpinCo Group, on the other hand, file certain Tax Returns on a consolidated, combined, or unitary basis for certain federal, state, local, and foreign Tax purposes; and

WHEREAS, the Parties desire to (i) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (ii) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1       Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit, or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” shall have the meaning set forth in the preamble hereto.

“ATOB Entities” shall mean the entities listed on Exhibit A.

“Code” shall have the meaning set forth in the recitals hereto.

“Contribution” shall mean the contribution by Holcim of the SpinCo Assets to SpinCo or another member of the SpinCo Group (as applicable).

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“CRA” shall mean the Canada Revenue Agency or any successor agency, including, but not limited to, its agents, representatives, and attorneys.

“Dispute” shall have the meaning set forth in Section 9.1.

“Distribution” shall have the meaning set forth in the preamble hereto.

“Employment Tax” shall mean those Liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree, or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of withholding or offset) by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS, the CRA, the FTA or other Taxing Authority.

“FTA” shall mean the Swiss Federal Tax Administration or any successor agency, including, but not limited to, its agents, representatives, and attorneys.

“FTA Ruling” shall mean the tax ruling Holcim has obtained with the FTA dated 21 May 2024, as amended from time to time, covering Swiss Withholding Tax and Swiss Stamp Duty in connection with the Transactions.

“FTA Ruling Request” shall mean the letter filed by Holcim with the FTA dated 3 May 2024, and any subsequent requests to amend the FTA Ruling from time to time, requesting a ruling regarding certain Swiss Withholding Tax and Swiss Stamp Duty consequences of the Transactions, together with any supplements or amendments thereto.

“Group” shall mean either the Holcim Group or the SpinCo Group, as the context requires.

“Holcim” shall have the meaning set forth in the preamble hereto.

“Holcim Board” shall have the meaning set forth in the preamble hereto.

“Holcim Separate Return” shall mean any Tax Return of or including any member of the Holcim Group (including any consolidated, combined, or unitary return) that does not include any member of the SpinCo Group.

“HTEC” shall mean Holcim Technology Limited.

“HTEC De-merger” shall mean the transfer of certain intellectual property business assets by way of equity contribution by HTEC into New Swiss IPCo and the subsequent distribution of New Swiss IPCo to Holcim as provided for in the Internal Reorganization Plan.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“Intended Tax Treatment” shall mean (i) the qualification of the Contribution and the Distribution, taken together, as a reorganization described in Sections 368(a)(1)(D), 361, and 355 of the Code, (ii) the qualification of the Distribution as a transaction in which the SpinCo Common Stock distributed to holders of Holcim Common Stock is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, (iii) the nonrecognition of income, gain, or loss by Holcim, SpinCo, and holders of Holcim Common Stock on the receipt of the SpinCo Common Stock in the Distribution under Sections 355, 361, and 1032 of the Code (except with respect to any cash received by such holders in lieu of fractional SpinCo Common Stock), (iv) the treatment of Holcim Participations (US) Inc. as not having been a “United States real property holding corporation” at any time during the five-year period prior to the Contribution, and (v) each Internal Distribution as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, (vi) the qualification of the Contribution and the Distribution as a tax neutral demerger for Swiss tax purposes as confirmed in the Swiss Tax Rulings, and (vii) the qualification of the HTEC De-Merger as a tax neutral demerger for Swiss tax purposes as confirmed in the Swiss Tax Rulings.

“Internal Distribution” shall mean any transaction (or series of transactions) effected as part of the Transactions (other than the Contribution and the Distribution) that is intended to qualify as a tax-free transaction under Section 355 and/or Section 368(a)(1)(D) of the Code, as described in the Tax Materials.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency, including, but not limited to, its agents, representatives, and attorneys.

“IRS Private Letter Ruling” shall mean any U.S. federal income tax ruling issued to Holcim by the IRS in connection with the Transactions.

“IRS Private Letter Ruling Request” shall mean the letter filed by Holcim with the IRS requesting a ruling regarding certain U.S. federal income tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more members of the Holcim Group together with one or more members of the SpinCo Group.

“New Swiss IPCo” shall mean Elevate North America IP LLC.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not the Controlling Party with respect to such Tax Contest.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Post-Distribution Period” shall mean any taxable period (or portion thereof) beginning after the Distribution Date, including the portion of any Straddle Period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable period (or portion thereof) ending on or before the Distribution Date, including the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” shall mean, with respect to a Tax Return, the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or Section 3.2, as applicable.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo (or any successor thereto) and/or one or more holders of SpinCo Capital Stock, respectively, any amount of SpinCo Capital Stock, that would, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of SpinCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of SpinCo as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo of a shareholder rights plan, or (ii) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Reasonable Basis” shall mean a reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code or other applicable Tax Law at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Reviewing Party” shall mean, with respect to a Tax Return, the Party that is not the Preparing Party.

“Ruling” shall mean (i) the IRS Private Letter Ruling, (ii) the Swiss Tax Rulings and (iii) any other ruling issued by a Taxing Authority in connection with the Transactions.

“Ruling Request” shall mean (i) the IRS Private Letter Ruling Request, (ii) the FTA Ruling Request, (iii) the Zug Ruling Request and (iv) any other ruling request submitted to a Taxing Authority, including the exhibits attached thereto and all related amendments or supplements.

“Separate Return” shall mean a Holcim Separate Return or an SpinCo Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the preamble hereto.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“SpinCo” shall have the meaning set forth in the preamble hereto.

“SpinCo Capital Stock” shall mean all classes or series of capital stock of SpinCo, including (i) SpinCo Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all other instruments properly treated as stock of SpinCo for U.S. federal income tax purposes.

“SpinCo Disqualifying Action” shall mean (i) any action (or failure to take any action) by any member of the SpinCo Group after the Distribution (including entering into any agreement, understanding, arrangement, or negotiations with respect to any transaction or series of transactions), (ii) any event (or series of events) after the Distribution involving SpinCo Capital Stock or the assets of any member of the SpinCo Group, or (iii) any breach by any member of the SpinCo Group after the Distribution of any representation, warranty, or covenant made by them in this Agreement, that, in each case, (A) would adversely affect the Intended Tax Treatment, or (B) could adversely affect the issuance, effectiveness or validity of any Ruling; provided, however, that the term “SpinCo Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Separation or the Distribution.

“SpinCo Separate Return” shall mean any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined, or unitary return) that does not include any member of the Holcim Group.

“SpinCo Trade or Business” shall mean the business conducted by each of the ATOB Entities as of the applicable distribution date as listed on Exhibit A.

“Straddle Period” shall mean any taxable period that begins on or before, and ends after, the Distribution Date.

“Swiss Stamp Duty” shall mean the tax imposed based on the Swiss Federal Act on Stamp Duties of 27 June 1973 (Bundesgesetz über die Stempelabgaben) as amended from time to time together with the related ordinances, regulations and guidelines.

“Swiss Tax Rulings” shall mean the Zug Tax Ruling and the FTA Tax Ruling, each as amended from time to time.

“Swiss Withholding Tax” shall mean the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) as amended from time to time together with the related ordinances, regulations and guidelines.

“Swiss VAT” shall mean Swiss value added tax.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local, or foreign governmental entity or political subdivision thereof, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum, or other taxes or contributions, whether disputed or not, and including any interest, penalties, charges, or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary, or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, whether by contract, by operation of Law, or otherwise.

“Tax Advisor” shall mean a tax counsel or accountant of recognized national standing.

“Tax Attribute” shall mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed earnings and profits, separate limitation losses, all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code), or similar Tax items determined under applicable Tax Law, and any other losses, deductions, credits, or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Certificates” shall mean any officer’s certificates, representation letters, or similar documents provided by Holcim and SpinCo to Skadden, Arps, Slate, Meagher & Flom LLP or PricewaterhouseCoopers LLP, or any other law or accounting firm in connection with the Tax Opinions delivered or deliverable to Holcim in connection with the Transactions.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit, or any other item which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” shall mean the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Opinions” shall mean the written opinions delivered or deliverable to Holcim by Skadden, Arps, Slate, Meagher & Flom LLP and a nationally recognized accounting firm, or any other law or accounting firm regarding the tax consequences of the Transactions.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean, with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes, and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amounts paid by Holcim (or any of its Affiliates) or SpinCo (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Transactions to qualify for the Intended Tax Treatment.

“Tax Return” shall mean any return, report, certificate, form, or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any Laws, regulations, or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission, or entity thereof having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS, the CRA and the FTA).

“Transactions” shall mean the Separation, the Distribution, any other transaction described in the Internal Reorganization Plan, and any related transactions.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“Unanticipated Separation Taxes” shall mean those Taxes triggered by, or arising or otherwise incurred as a result of, the Transactions, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement, (ii) any Tax attributable to any action set out in Section 4.2, (iii) any Swiss VAT, and (iv) any Taxes identified on Schedule 2.1(a)(v) or Schedule 2.1(b)(v).

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Holcim and on which Holcim may rely to the effect that a transaction will not affect the Intended Tax Treatment. Any such opinion must assume that the Transactions would have qualified for Intended Tax Treatment if the transaction in question did not occur.

“Zug Ruling Request” shall mean the letter filed by Holcim with the Zug Cantonal Tax Authority dated May 3, 2024, and any subsequent requests to amend the Zug Tax Ruling from time to time, requesting a ruling regarding certain Swiss corporate income and capital tax consequences of the Transactions.

“Zug Tax Ruling” shall mean the tax ruling Holcim has obtained with the cantonal tax administration of the Canton of Zug dated May 21, 2024, as amended from time to time, and confirmed [●] concerning Swiss corporate income and capital tax consequences in relation to the Transactions.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1       Allocation of Tax Liabilities.

(a)       Except as otherwise provided in this Agreement, Holcim shall be responsible for and shall pay or cause to be paid the following Taxes:
 (i)        any and all Taxes due attributable to the Holcim Business for any taxable year prior to the taxable year that includes the Distribution Date, whether reported on or required to be reported on any Holcim Separate Return, SpinCo Separate Return or Joint Return (including any increase in such Tax as a result of a Final Determination),

 (ii)       any and all Taxes due with respect to or required to be reported on any Holcim Separate Return for the taxable year that includes the Distribution Date,

 (iii)      except as provided in Section 2.1(b)(iii), any and all Taxes that are due with respect to or required to be reported on any Joint Return for the taxable year that includes the Distribution Date,

 (iv)      50% of all Unanticipated Separation Taxes; and

(v)         any Taxes identified on Schedule 2.1(a)(v).

(b)       Except as otherwise provided in this Agreement, SpinCo shall be responsible for and shall pay or cause to be paid the following Taxes:

(i)          any and all Taxes due attributable to the SpinCo Business for any taxable year prior to the taxable year that includes the Distribution Date, whether reported on or required to be reported on any Holcim Separate Return, SpinCo Separate Return or Joint Return (including any increase in such Tax as a result of a Final Determination),

(ii)        any and all Taxes due with respect to or required to be reported on any SpinCo Separate Return for the taxable year that includes the Distribution Date,

(iii)       any and all Taxes with respect to the SpinCo Business and that are due with respect to or required to be reported on any Joint Return for the taxable year that includes the Distribution Date,

(iv)       50% of all Unanticipated Separation Taxes; and

(v)         any Taxes identified on Schedule 2.1(b)(v), including Swiss VAT with respect to the Transactions.

2.2       Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement. This Agreement shall not apply to Employment Taxes.

2.3      Tax Refunds.

 (a)      Holcim shall be entitled to all Refunds related to Taxes the liability for which is allocated to Holcim pursuant to this Agreement. SpinCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to SpinCo pursuant to this Agreement.

(b)       SpinCo shall pay to Holcim any Refund received by SpinCo or any member of the SpinCo Group that is allocable to Holcim pursuant to this Section 2.3 no later than thirty (30) days after the receipt of such Refund. Holcim shall pay to SpinCo any Refund received by Holcim or any member of the Holcim Group that is allocable to SpinCo pursuant to this Section 2.3 no later than thirty (30) days after the receipt of such Refund.

 (c)      For purposes of this Section 2.3, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit, and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.3 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.3 and an appropriate adjusting payment shall be made.

2.4      Tax Benefits. If Holcim determines, in its discretion, that (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law, and (ii) the other Party is entitled to a deduction, credit, or other Tax benefit (including increases in Tax basis) in respect of such Tax, then the Party entitled to such deduction, credit, or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax benefit actually realized in cash arising from such deduction, credit, or other Tax benefit, no later than thirty (30) days after such Tax benefit is realized. To the extent that the amount of any Tax benefit in respect of which a payment was made under this Section 2.4 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.

2.5       Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Holcim Group and any member of the SpinCo Group shall be terminated with respect to the Holcim Group and the SpinCo Group as of the Distribution Date. No member of the SpinCo Group or the Holcim Group shall have any continuing rights or obligations to any member of the other Group under any such agreement, and this Agreement shall be the sole Tax sharing agreement between the members of the Holcim Group, on the one hand, and the members of the SpinCo Group, on the other hand. Each Party shall, after the Distribution, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1       Holcim’s Responsibility. Holcim shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) (a) all Joint Returns, (b) all Tax Returns required to be filed by any member of the Holcim Group under applicable Law, and (c) all Tax Returns required to be filed by any member of the SpinCo Group under applicable Law that are due on or prior to the Distribution Date.

3.2       SpinCo’s Responsibility. SpinCo shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Tax Returns required to be filed by any member of the SpinCo Group under applicable Law that are due following the Distribution Date. For the avoidance of doubt, SpinCo shall prepare any transfer pricing documentation required to be prepared with respect to a Tax Return required to be prepared and filed under this Section 3.2.

3.3       Right To Review Tax Returns. To the extent that the positions taken on any Tax Return (i) directly relate to matters for which the Reviewing Party may have an indemnification obligation to the Preparing Party, or that may give rise to a refund to which the Reviewing Party would be entitled under this Agreement or (ii) would reasonably be expected to materially affect the Tax position of the Reviewing Party, the Preparing Party (at its own cost and expense) shall provide a draft of such Tax Return (or the relevant portion thereof) to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return (taking into account any applicable extensions), and shall use commercially reasonable efforts to modify such Tax Return before filing to include the Reviewing Party’s reasonable comments; provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. The Parties shall attempt in good faith to resolve any issues arising out of the review of any such portion of a Tax Return. SpinCo shall provide to Holcim any transfer pricing documentation required to be prepared with respect to a Tax Return for any taxable period that begins on or before the second (2nd) anniversary of the Distribution Date with respect to which SpinCo is the Preparing Party at least thirty (30) days prior to the finalization of such transfer pricing documentation, and Holcim shall be entitled to review and provide comments on such transfer pricing documentation (which documentation shall include, for the avoidance of doubt, the transfer pricing master file of SpinCo). SpinCo shall modify such transfer pricing documentation prior to its finalization to include Holcim’s reasonable comments.

3.4       Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII and including, for the avoidance of doubt, cooperation with respect to the preparation for 2024 and 2025 of tax transparency reports, country-by-country reports, and any applicable Global Anti-Base Erosion Tax Returns. Notwithstanding anything to the contrary in this Agreement, Holcim shall not be required to disclose to SpinCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the Holcim Group is the common parent or any information related to such a Joint Return other than information relating solely to the SpinCo Group; provided, however, that Holcim shall provide to SpinCo the transfer pricing master file of Holcim and its Subsidiaries for any taxable year ending prior to or including the Distribution Date. If an amended Separate Return for which SpinCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third-party preparers.

3.5       Tax Reporting Practices. Except as provided in Section 3.6 or pursuant to a Final Determination, with respect to any Tax Return for any taxable period that begins on or before the second (2nd) anniversary of the Distribution Date with respect to which SpinCo is the Responsible Party, such Tax Return shall be prepared in a manner (a) consistent with past practices, accounting methods and any similar standards, elections and conventions, including with respect to transfer pricing, used with respect to the Tax Returns in question (“Past Practices”) (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by SpinCo; and (b) that, to the extent consistent with clause (a), takes into consideration the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. SpinCo shall not take any action inconsistent with the assumptions made (including with respect to any Tax Item) in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, SpinCo (i) shall not be permitted, and shall not permit any member of the SpinCo Group, without Holcim’s prior written consent, to make a change in any of its methods of accounting for Tax purposes for any taxable period that begins on or before the second (2nd) anniversary of the Distribution Date (unless there is no Reasonable Basis for not making such change), and (ii) shall notify Holcim of, and consider in good faith any reasonable comments provided by Holcim regarding, any such change in method of accounting for any taxable period that begins after the second (2nd) anniversary of the Distribution Date and on or before the fifth (5th) anniversary of the Distribution Date. Such notification and consideration described in clause (ii) of the preceding sentence shall occur prior to the making of any such change in method of accounting.

3.6       Reporting of the Transactions. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the Tax Materials, (ii) the Intended Tax Treatment,  (iii) the treatment of payments between the Holcim Group and the SpinCo Group as set forth in Section 5.4 or (iv) Schedule 3.6.

3.7       Payment of Taxes. With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

3.8       Amended Returns and Carrybacks.

(a)       SpinCo shall not, and shall not permit any member of the SpinCo Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of Holcim, such consent to be exercised in Holcim’s sole and absolute discretion, to the extent that any such request for Adjustment (i) directly relates to matters for which Holcim may have an indemnification obligation to SpinCo, or that may give rise to a refund to which Holcim would be entitled under this Agreement or (ii) would reasonably be expected to materially affect the Tax position of Holcim.

(b)       Holcim shall not, and shall not permit any member of the Holcim Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of SpinCo, such consent to be exercised in SpinCo’s sole and absolute discretion, to the extent that any such request for Adjustment (i) directly relates to matters for which the SpinCo may have an indemnification obligation to Holcim, or that may give rise to a refund to which SpinCo would be entitled under this Agreement or (ii) would reasonably be expected to materially affect the Tax position of SpinCo.

(c)       SpinCo shall, and shall cause each member of the SpinCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post‑Distribution Period to a Pre-Distribution Period.

(d)       SpinCo shall not, and shall cause each member of the SpinCo Group not to, without the prior written consent of Holcim, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in Holcim’s sole and absolute discretion.

(e)       Receipt of consent by SpinCo or a member of the SpinCo Group from Holcim pursuant to the provisions of this Section 3.8 shall not limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.

3.9       Tax Attributes. Upon written request by SpinCo, Holcim shall in good faith advise SpinCo in writing of the amount (if any) of any Tax Attributes which Holcim determines, in its sole and absolute discretion, shall be allocated or apportioned to any member of the SpinCo Group under applicable Tax Law. SpinCo and all members of the SpinCo Group shall prepare all Tax Returns in accordance with such written notice. SpinCo agrees that it shall not dispute any determination of Tax Attributes made by Holcim pursuant to this Section 3.9. Nothing in this Agreement shall require Holcim to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, any “E&P studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business.

ARTICLE IV

INTENDED TAX TREATMENT OF THE TRANSACTIONS

4.1       Representations and Warranties.

(a)       Holcim, on behalf of itself and all other members of the Holcim Group, hereby represents and warrants that (i) it has examined the Rulings, the Ruling Requests, the Tax Opinions, the Tax Certificates, the Internal Reorganization Plan, and any other materials delivered or deliverable in connection with the issuance of the Rulings and the rendering of the Tax Opinions, in each case, as they exist as of the date hereof (collectively, the “Tax Materials”), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Holcim or any member of the Holcim Group or the Holcim Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Holcim, on behalf of itself and all other members of the Holcim Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Holcim, any member of the Holcim Group, or the Holcim Business.

(b)       SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby represents and warrants that (i) it has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to SpinCo or any member of the SpinCo Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to SpinCo, any member of the SpinCo Group, or the SpinCo Business.

(c)       Each of Holcim, on behalf of itself and all other members of the Holcim Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it knows of no fact or circumstance (after due inquiry) that may (i) cause the Transactions to fail to qualify for the Intended Tax Treatment or (ii) could adversely affect the issuance, effectiveness or validity of any Ruling.

(d)       Each of Holcim on behalf of itself and all other members of the Holcim Group, and SpinCo, on behalf of itself and all other members of the SpinCo Group, represents and warrants that it has no plan or intention to take, fail to take, or cause or permit to be taken any action which is inconsistent with any of the statements or representations made or set forth in the Tax Materials or that may (i) cause the Transactions to fail to qualify for the Intended Tax Treatment or (ii) could adversely affect the issuance, effectiveness or validity of any Ruling.

(e)       Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

4.2       Certain Restrictions Relating to the Intended Tax Treatment of the Transactions.

(a)          SpinCo, on behalf of itself and all other members of the SpinCo Group, hereby covenants and agrees that no member of the SpinCo Group will take, fail to take, or cause or permit to be taken (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant, or representation in the Tax Materials, or (ii) any action where such action or failure to act constitutes an SpinCo Disqualifying Action.

(b)       SpinCo:

(i)          during the Restricted Period, shall continue, and cause to be continued, the active conduct of each SpinCo Trade or Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code;

(ii)         during the Restricted Period, shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes);

(iii)        during the Restricted Period, shall not (1) enter into any Proposed Acquisition Transaction or, to the extent SpinCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any SpinCo stock, or rights to acquire SpinCo stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of SpinCo Capital Stock (including through the conversion of any class of SpinCo Capital Stock into another class of SpinCo Capital Stock), or (4) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any of the statements and representations made or set forth in the Tax Materials) which in the aggregate, when combined with any other direct or indirect changes in ownership of SpinCo Capital Stock pertinent for purposes of Section 355(e) of the Code, would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty percent (40%) or greater interest in SpinCo (or in any Affiliate of SpinCo that was a party to an Internal Distribution) or otherwise jeopardize the Intended Tax Treatment;

(iv)        during the Restricted Period, shall not, and shall not cause or permit any member of the SpinCo Group to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose of (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer, or disposition) assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than twenty percent (20%) of the gross assets of any SpinCo Trade or Business or more than twenty percent (20%) of the consolidated gross assets of SpinCo or the SpinCo Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (4) any mandatory or optional repayment (or prepayment) of any indebtedness of SpinCo or any member of the SpinCo Group. The percentages of gross assets or consolidated gross assets of SpinCo or the SpinCo Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of SpinCo and the members of the SpinCo Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of SpinCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of SpinCo shall constitute a disposition of all of the assets of SpinCo or such Subsidiary;

(v)         during the Restricted Period, shall continue a business (including holding) activity in Switzerland at its legal seat in the canton of Zug comprising the holding, directly or indirectly, of more than 50% of the voting rights in at least one subsidiary that is engaged in active business operations, as indicated in the Swiss Tax Rulings;

(vi)        during the Restricted Period, shall not merge or consolidate with any other Person, including any of its Affiliates (or cause or permit New Swiss IPCo or any Affiliate of SpinCo that was a party to an Internal Distribution to merge or consolidate with any other Person), as indicated in the Swiss Tax Rulings;

(vii)       within 5 years of the Distribution, shall maintain at least three senior employees having their work place in Zug, Switzerland and shall ensure that at least 40% of its board meetings are normally physically held in Switzerland as indicated in the Swiss Tax Rulings; and

(viii)      within 5 years of the Distribution, shall ensure that New Swiss IPCo respectively any Person to whom its business is transferred in any transaction other than arm’s-length transaction with an unrelated Person, remains subject to Tax in Switzerland, as indicated in the Swiss Tax Rulings.

(c)       Notwithstanding the restrictions imposed by Section 4.2(b), SpinCo or a member of the SpinCo Group may take any of the actions or transactions described therein if SpinCo either (i) obtains a Tax ruling with an appropriate Taxing Authority or an Unqualified Tax Opinion, at the election of Holcim, in form and substance satisfactory to Holcim, or (ii) obtains the prior written consent of Holcim waiving the requirement that SpinCo obtain a Tax ruling or an Unqualified Tax Opinion, such waiver to be provided in Holcim’s sole and absolute discretion. Holcim’s evaluation of a Tax ruling or an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and, for the avoidance of doubt, Holcim may determine that no opinion or ruling would be acceptable to Holcim). SpinCo shall bear all costs and expenses of securing any such Tax ruling or an Unqualified Tax Opinion and shall reimburse Holcim for all reasonable out-of-pocket expenses (including fees of external legal counsel and external Tax Advisors) that Holcim or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Tax ruling or an Unqualified Tax Opinion. Neither the delivery of a Tax ruling or an Unqualified Tax Opinion nor Holcim’s waiver of SpinCo’s obligation to deliver Tax ruling or an Unqualified Tax Opinion shall limit or modify SpinCo’s continuing indemnification obligation pursuant to Article V.

(d)       The Parties each (i) shall timely file (or cause to be timely filed) any appropriate information and statements (including any Transaction Filings) to report the applicable steps of the Transactions as qualifying for the Intended Tax Treatment as foreseen in the Tax Rulings, and (ii) shall not (and shall not cause or permit any of their respective Affiliates to) take any position on any Tax Return, financial statement or other document (or otherwise with a Taxing Authority) that is inconsistent with such qualification.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1       Indemnity Obligations. Notwithstanding anything to the contrary in this Agreement:

(a)       Holcim shall indemnify and hold harmless SpinCo from and against, and will reimburse SpinCo for:

(i)          all liability for Taxes allocated to Holcim pursuant to Article II (other than liabilities described in Section 5.1(b)(ii) and/or 5.1(b)(iii));

(ii)         all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Holcim Group pursuant to this Agreement; and

(iii)       any other amounts Holcim is required to pay to SpinCo pursuant to the terms of this Agreement.

(b)       Without regard to whether a Tax ruling or an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder, SpinCo shall indemnify and hold harmless Holcim from and against, and will reimburse Holcim for:

(i)          all liability for Taxes allocated to SpinCo pursuant to Article II;

(ii)         all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the SpinCo Group pursuant to this Agreement;

(iii)       any Taxes and Tax-Related Losses attributable to any SpinCo Disqualifying Action; and

(iv)        any breach of Section 4.2, and

(v)         any other amounts SpinCo is required to pay to Holcim pursuant to the terms of this Agreement.

(c)       To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Section 5.1(a)(ii) (on the one hand) and Section 5.1(b)(ii) or (iii) (on the other hand), responsibility for such Tax or Tax-Related Loss shall be shared by Holcim and SpinCo according to relative fault as determined by Holcim in its good faith discretion.

5.2       Indemnification Payments.

(a)       Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as a result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail (and shall include any relevant Tax Return, statement, bill or invoice relating to Taxes, costs, expenses or other amounts due and owing), its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than thirty (30) days after the receipt of notice from the other Party.

(b)       If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than thirty (30) days after such change or redetermination, such other Party shall pay to the first Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.3       Payment Mechanics.

(a)       All payments under this Agreement shall be made by Holcim directly to SpinCo and by SpinCo directly to Holcim; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Holcim Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b)       In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4       Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement, unless otherwise required by Law or a Final Determination, shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law, as either (i) a non-taxable contribution by Holcim to SpinCo, or (ii) a distribution by SpinCo to Holcim, in each case, made immediately prior to the Distribution. Notwithstanding the foregoing, Holcim shall notify SpinCo if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, in a different manner, including, but not limited to, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed, respectively decreased to take into account any Tax benefit actually realized by the Indemnitee resulting from the incurrence of the liability in respect of which the payment by the Indemnifying Party is made.

ARTICLE VI

TAX CONTESTS

6.1       Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, examination, claim, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement and/or any Taxes in respect of payments between the Holcim Group and the SpinCo Group, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 6.1 (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

6.2       Joint Returns. In the case of any Tax Contest with respect to any Joint Return, Holcim shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest, subject to Sections 6.1 and 6.6; provided, that Holcim shall not resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest without the prior written consent of SpinCo if any such action would cause SpinCo to be liable for an amount of Taxes in excess of $[●] pursuant to this Agreement or otherwise.

6.3       Separate Returns. Except as provided in Section 6.4, in the case of any Tax Contest with respect to a Separate Return, the Party having the liability for the Tax pursuant to Article II shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest; provided that, in the case of any such Tax Contest that relates both to Taxes for which Holcim has liability pursuant to Section 2.1(a), and to Taxes for which SpinCo has liability pursuant to Section 2.1(b), (i) any Tax Contest that relates to the treatment of payments between the Holcim Group and the SpinCo Group shall be jointly controlled by the Parties, and (ii) in the case of any other Tax Contest described in this proviso, the Party that has the largest amount of potential Tax liability arising out of such Tax Contest shall be the Controlling Party and the other Party shall be the Non-Controlling Party (with the rights set forth in Sections 6.1 and 6.6); provided, further, that the Controlling Party in any Tax Contest described in clause (ii) of the preceding proviso shall not resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest without the prior written consent of the Non-Controlling Party if any such action would cause the Non-Controlling Party to be liable for an amount of Taxes in excess of $[●] pursuant to this Agreement or otherwise.

6.4       Inter-Party Payments. In the case of any Tax Contest with respect to a Separate Return that that involves any Taxes identified on item [●] of Schedule 2.1(a)(v) in excess of $[●], the Parties shall jointly control the prosecution of such Tax Contest, including the right to communicate with agents of the applicable Taxing Authority. Neither Party shall resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest without the prior written consent of the other Party.

6.5       Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in material increased costs or material prejudice to such other Party.

6.6       Tax Contest Cooperation Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement, (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Taxing Authority, (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest, (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest, and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1       General.

(a)       Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate and in a timely manner (considering the other Party’s normal internal processing or reporting requirements), with all reasonable requests in writing from the other Party, or from an agent, representative, or advisor of such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i)          the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (in each case, subject to Section 3.4);

(ii)         the execution of any document (including any power of attorney) that may be reasonably helpful in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;

(iii)        the use of the Party’s commercially reasonable efforts to obtain any documentation and to provide any additional facts, insights or views as requested by the other Party that may be reasonably helpful in connection with a Tax Matter;

(iv)        the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records, or other information that may be reasonably helpful in connection with the filing of any Tax Returns of either Party or any member of either Party’s Group; and

(v)         the use of the Party’s commercially reasonable efforts to resolve any outstanding requests from any Taxing Authority or otherwise cooperate with such Taxing Authority in connection with the issuance of a Ruling.

(b)       Each Party shall make its and its Subsidiaries’ employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1       Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof), and (ii) ten (10) years after the Distribution Date, the Parties shall retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Holcim Group or the SpinCo Group for any Pre-Distribution Period or Straddle Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Holcim Group proposes to destroy any Tax Records, Holcim shall first notify SpinCo in writing, and the SpinCo Group shall be entitled to receive, at the cost and expense of the SpinCo Group, such records or documents proposed to be destroyed. At any time after the Distribution Date when the SpinCo Group proposes to destroy any Tax Records, SpinCo shall first notify Holcim in writing, and the Holcim Group shall be entitled to receive, at the cost and expense of the Holcim Group, such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2       Access to Tax Records. Subject to Section 3.4, the Parties and their respective Affiliates shall make available to each other for inspection and copying, during normal business hours upon reasonable notice, all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession. Each of the Parties shall permit the other Party and its Affiliates, authorized agents, and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement and subject to any security procedures reasonably required by the Party giving access to protect its information technology systems. The Party seeking access to the records of the other Party shall bear all out-of-pocket third-party costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1       Dispute Resolution. The Parties acknowledge and agree that Article VIII of the Separation Agreement is hereby incorporated into this Agreement, and the procedures set forth therein shall apply, mutatis mutandis, to any dispute, controversy, or claim, arising out of or relating to this Agreement, including the breach, termination, or validity thereof (each a “Dispute”); provided, however, that Section 8.3 of the Separation Agreement shall not apply to any such Dispute.  If any such Dispute has not been resolved in writing for any reason within the Negotiation Period, the Parties shall jointly appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such Dispute. If the Parties are unable to agree on an Accounting Firm in writing within fifteen (15) business days of the expiration of the Negotiation Period, the Accounting Firm shall be appointed, at the written request of any Party, by the ICC International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce. The Accounting Firm shall make determinations with respect to the Dispute based solely on representations made by Holcim, SpinCo, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve any Dispute no later than thirty (30) days after the submission of such Dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable. The Parties agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties absent manifest error or fraud. The Accounting Firm shall resolve all Disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Holcim and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

ARTICLE X

MISCELLANEOUS

10.1     Survival. Except as otherwise contemplated by this Agreement, all representations, covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

10.2     Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.2 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.2 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth below (or at such other address for a Party as shall be specified from time to time in a notice given in accordance with this Section 10.2):

 If to Holcim:
 [●]

 If to SpinCo:
 [●]

10.3     Waiver.

(a)       Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b)       No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4     Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

10.5     No Assignment; Binding Effect. No Party to this Agreement may assign or delegate, either directly or indirectly by merger or consolidation, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which such Party may withhold in its absolute discretion, and any attempt to do so shall be ineffective and void ab initio, except that (w) a Party shall (and therefore is also permitted to) assign this Agreement and any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which it is a constituent party but not the surviving entity or the sale of all or substantially all of its Assets, and the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Person by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto; (x) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate; and (y) each Party may assign any of its obligations hereunder to an Affiliate so long as such Affiliate executes a writing in form reasonably satisfactory to the other Party agreeing to be bound by the terms of this Agreement as if named as a Party hereto; provided, however, that, in the case of clauses (w), (x) and (y) such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to in writing by the non-assigning Party. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

10.6     Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to receipt of Shareholder Approval by Holcim without the approval of SpinCo or the stockholders of Holcim. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

10.7     Payment Terms. Except as expressly provided in this Agreement, any amount payable pursuant to this Agreement by one party (or any member of such party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation (or reasonable explanation if such documentation would be unreasonable to produce or procure) setting forth the basis for the amount payable.

10.8     No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of any Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any other Ancillary Agreement or the Separation Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any other Ancillary Agreement or the Separation Agreement.

10.9     No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article V).

10.10   Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. This Agreement is being entered into by Holcim and SpinCo on behalf of themselves and the members of their respective groups (the Holcim Group and the SpinCo Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

10.11   Third Party Beneficiaries. This Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

10.12   Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.13   Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Holcim Group or the SpinCo Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the Holcim Group or the SpinCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

10.14   Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of law principles of the State of Delaware, including, without limitation, Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

10.15   Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity.

10.16   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

10.17   Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

10.18   Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

10.19   No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of Article V).

10.20   No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. The Parties hereto are not relying upon any representations or statements, whether written or oral, made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

10.21   Complete Agreement. This Agreement, including the exhibits and schedules attached hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. Except as otherwise expressly provided in the Separation Agreement, in the event of any conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any other Ancillary Agreement, the provisions of this Agreement shall prevail over the Separation Agreement or any other Ancillary Agreement as to matters specifically addressed in this Agreement.

10.22   Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

HOLCIM LTD

By:	/s/
Name:
Title:

AMRIZE LTD

By:	/s/
Name:
Title:

[Tax Matters Agreement Signature Page]